Exhibit 99.1

BROADRIDGE REPORTS THIRD QUARTER FISCAL YEAR 2010 RESULTS

Continued Record Sales and Strong Momentum on Strategic Initiatives

Third Quarter EPS Results In-Line with Expectations

Lake Success, New York – May 10, 2010 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported revenues of $490.8 million, net earnings from continuing operations of $30.8 million and diluted earnings per share from continuing operations of $0.22 for the third quarter ended March 31, 2010, compared to revenues of $463.7 million, net earnings from continuing operations of $41.2 million and diluted earnings per share from continuing operations of $0.29 for the comparable quarter of the previous fiscal year.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “I am pleased to report solid revenue results given the weak market conditions impacting our business. The most significant achievement is our record closed sales results for the quarter and year-to-date, which continue to position us to achieve higher levels of growth and earnings when market-driven volumes return.”

Mr. Daly added, “Revenues for the quarter were up 6%, driven by the continued growth in event-driven revenues and new closed sales. However, weak market conditions impacted trade volumes and stock record growth, which continued to be flat to down for the quarter. Earnings were down, as expected, due to the impact of fiscal year 2009 client losses and concessions in the Securities Processing business and the benefit from a one-time tax credit in fiscal year 2009, as well as fiscal year 2010 implementation expenses related to our record sales. While I don’t enjoy reporting lower earnings, I am proud that we continued to successfully execute our meaningful strategic imperatives despite difficult market conditions. These strategic imperatives include the Penson transaction, which we expect to close during our fourth quarter, the recently announced IBM data center and business alliance agreements, and our entry into the registered equity transfer agency market through an acquisition.”

Financial Results for Third Quarter Fiscal Year 2010

For the third quarter of fiscal year 2010, revenues from continuing operations increased 6% to $490.8 million, compared to $463.7 million for the comparable period last year, primarily as a result of the continued growth in event-driven mutual fund proxy revenues and recurring revenues from the Morgan Stanley Smith Barney (MSSB) transaction. Pre-tax margin from continuing operations of 9.9% decreased compared to 11.8% in the same period last year as a result of the carryover impact of the fiscal year 2009 Securities Processing client losses and concessions, and the dilutive effect of the MSSB transaction and increased investments including incremental sales commissions in the Investor Communications business. Sales for the quarter were strong at $41.7 million, an increase of 53% compared to the third quarter of fiscal year 2009.

Net earnings from continuing operations decreased 25% to $30.8 million from $41.2 million, primarily due to lower pre-tax margin and a higher effective tax rate due to the one-time benefit from last fiscal year of $6.0 million. Diluted earnings per share from continuing operations decreased to $0.22 per share on lower earnings, offset by lower weighted-average shares outstanding, compared to $0.29 per share in the third quarter of fiscal year 2009. During the third quarter of fiscal year 2010, the Company repurchased approximately 0.5 million shares of Broadridge common stock under its stock repurchase plan at an average price of approximately $21.78 per share.

Beginning in the second quarter of the 2010 fiscal year, the financial results of the securities clearing business have been accounted for as a discontinued operation and the operations outsourcing solutions business retained by Broadridge has been included in the Securities Processing Solutions segment. We anticipate that the previously announced Penson transaction will close in the fourth quarter of the 2010 fiscal year, subject to the satisfaction of customary closing conditions, including regulatory approvals.

Financial Results for Year-to-Date Fiscal Year 2010

Closed sales were $129.8 million for the nine months ended March 31, 2010, a 41% increase versus last year’s comparable period. Client revenue retention was 98% year-to-date.

For the nine months ended March 31, 2010, revenues from continuing operations grew by 8% to $1,458.7 million, compared to $1,356.7 million for the comparable period last year. The results were primarily driven by the growth in event-driven mutual fund proxy revenues and recurring revenues from new sales including the MSSB transaction which were offset by the previously announced client losses and concessions in Securities Processing. Pre-tax margin from continuing operations of 10.9% declined compared to 12.0% in the same period last year, primarily as a result of the revenue mix changes noted above and the one-time gain of $8.4 million from the purchase of $125.0 million of our senior notes in fiscal year 2009.

Net earnings from continuing operations increased 1% to $108.9 million from $107.3 million, primarily due to the lower effective tax rate due to a one-time foreign tax credit recorded in the second quarter of this fiscal year. Diluted earnings per share from continuing operations increased to $0.78 per share on lower weighted-average shares outstanding, compared to $0.76 per share in the comparable period of fiscal year 2009. During the first nine months of fiscal year 2010, the Company repurchased approximately 6.6 million shares of Broadridge common stock under its stock repurchase plan at an average price of approximately $21.46 per share and there remain 3.4 million shares available under the current stock repurchase plan.

Analysis of Third Quarter Fiscal Year 2010

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment in the third quarter of fiscal year 2010 increased 7% to $356.5 million compared to the third quarter of fiscal year 2009. The increase was driven primarily by higher event-driven mutual fund proxy and revenue gains from acquisitions. Operating margin decreased by 2.1 percentage points compared to the third quarter of fiscal year 2009 primarily due to increased expenses related to the MSSB conversion.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment in the third quarter of fiscal year 2010 decreased 2% to $133.6 million compared to the third quarter of fiscal year 2009. The decrease was primarily related to the carryover impact of fiscal year 2009 client losses and concessions and lower trade volumes in our fixed income business, slightly offset by new business. Non-trade revenues and operations outsourcing revenues were essentially unchanged. Operating margin decreased 5.1 percentage points compared to the third quarter of fiscal year 2009, as a result of the impact from the revenue mix.

Other

Revenues from Other in the third quarter of fiscal year 2010 decreased $0.8 million as a result of one-time non-recurring termination fees received in fiscal year 2009. Pre-tax loss from continuing operations for Other improved by $3.6 million compared to the third quarter of fiscal year 2009, as a result of lower corporate investment spending and lower interest expense on our Long-term debt due to lower interest rates.

Fiscal Year 2010 Financial Guidance

We expect to be at the low end of the revenue guidance we provided last quarter of 7% to 9% due to the flat to negative market-driven volumes we continue to experience (i.e. trade volumes and equity stock record growth). Our GAAP earnings per share from continuing operations are expected to be in the range of $1.58 to $1.64 on a diluted share basis. Our non-GAAP earnings per share from continuing operations are expected to be in the range of $1.52 to $1.58 on a diluted share basis, which excludes a positive $0.06 per share impact of a one-time foreign tax credit. Our GAAP earnings per share are expected to be in the range of $1.36 to $1.42 on a diluted share basis which includes the loss from discontinued clearing operations. The earnings per share guidance is based on diluted weighted-average shares outstanding of approximately 139 million shares. In addition, our fiscal year 2010 financial guidance assumes that the Penson transaction closes during the fourth quarter of our 2010 fiscal year.

We anticipate margins from continuing operations before interest and taxes in the range of 15.8% to 16.2%. Our effective annual tax rate will be approximately 34.7% (GAAP) including the one-time foreign tax credit and 37.5% (non-GAAP run rate) without the credit. Free cash flow is expected to remain in the range of $235 million to $270 million, as previously provided. Our closed sales forecast for fiscal year 2010 remains unchanged in the range of $185 million to $205 million.

Mr. Daly commented, “Overall, I am satisfied with our year-to-date financial results. I am pleased with the factors we control with respect to sales and client revenue retention but disappointed that the market-driven volumes have not yet returned. As in the past, we are and remain a lagging market indicator. Fortunately the unprecedented surge in event-driven revenues enables us to be within our original earnings per share guidance. We believe the Penson transaction closing is imminent. Subsequent to closing, we anticipate opportunistically repurchasing shares to offset the $0.07 per share dilution the conversion process will cause over the next 12 to 18 months. Once the Penson transaction closes, we will request Board authorization for additional share repurchases.”

Non-GAAP Measures

In certain circumstances, results have been presented that are non-GAAP measures and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Management believes such non-GAAP measures provide investors with a more complete understanding of Broadridge’s underlying operational results. These non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. Accompanying this release is a reconciliation of non-GAAP measures to the comparable GAAP measures.

Earnings Conference Call

An analyst conference call will be held today, Monday, May 10, at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print approximately one hour prior to the webcast from the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $3 trillion in fixed-income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2010 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (the “2009 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2009 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered securities clearing firms and broker-dealers; declines in trading volume, market prices, or the liquidity of the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of our outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems; Broadridge’s failure to keep pace with changes in technology and demands of its clients; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; and overall market and economic conditions. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5474

Broadridge Financial Solutions, Inc.

Condensed Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Revenues	$490.8	$463.7	$1,458.7	$1,356.7

Cost of revenues	380.9	357.3	1,119.1	1,033.7
Selling, general and administrative expenses	60.0	48.7	171.8	164.4
Other (income) expenses, net	1.5	3.2	8.4	(3.7)

Total expenses	442.4	409.2	1,299.3	1,194.4

Earnings from continuing operations before income taxes	48.4	54.5	159.4	162.3
Provision for income taxes	17.6	13.3	50.5	55.0

Net earnings from continuing operations	30.8	41.2	108.9	107.3
Loss from discontinued operations, net of tax benefit	(5.9)	(0.3)	(24.0)	(0.9)

Net earnings	$24.9	$40.9	$84.9	$106.4

Earnings per share:
Basic earnings per share from continuing operations	$0.23	$0.30	$0.80	$0.77
Basic loss per share from discontinued operations	(0.05)	(0.01)	(0.18)	(0.01)

Basic earnings per share	$0.18	$0.29	$0.62	$0.76

Diluted earnings per share from continuing operations	$0.22	$0.29	$0.78	$0.76
Diluted loss per share from discontinued operations	(0.04)	—	(0.17)	(0.01)

Diluted earnings per share	$0.18	$0.29	$0.61	$$0.75

Weighted-average shares outstanding:
Basic	134.8	139.5	136.2	140.0
Diluted	138.8	141.2	139.6	141.6

Dividends declared per common share	$0.14	$0.07	$0.42	$0.21

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	March 31, 2010	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$177.9	$173.4
Accounts receivable, net of allowance for doubtful accounts of $1.8 and $2.3, respectively	354.5	381.0
Other current assets	145.5	83.2
Assets of discontinued operations	1,460.3	1,414.2

Total current assets	2,138.2	2,051.8
Property, plant and equipment, net	75.5	75.4
Other non-current assets	124.3	136.3
Goodwill	491.6	481.8
Intangible assets, net	34.3	29.4

Total assets	$2,863.9	$2,774.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$94.4	$72.0
Accrued expenses and other current liabilities	202.4	216.7
Deferred revenues	96.8	34.6
Liabilities of discontinued operations	1,185.9	1,106.6

Total current liabilities	1,579.5	1,429.9
Long-term debt	324.1	324.1
Other non-current liabilities	54.9	60.8
Deferred revenues	48.4	50.9

Total liabilities	2,006.9	1,865.7

Commitments and contingencies

Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 143.9 shares and 141.8 shares, respectively; outstanding, 134.8 and 139.3 shares, respectively	1.4	1.4
Additional paid-in capital	568.2	505.9
Retained earnings	460.4	432.3
Treasury stock—at cost, 9.1 and 2.5 shares, respectively	(180.0)	(37.5)
Accumulated other comprehensive income	7.0	6.9

Total stockholders’ equity	857.0	909.0

Total liabilities and stockholders’ equity	$2,863.9	$2,774.7

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Revenues
	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Investor Communication Solutions	$356.5	$334.7	$1,059.7	$944.0
Securities Processing Solutions	133.6	136.3	397.5	422.2
Other	0.1	0.9	2.3	1.3
Foreign currency exchange	0.6	(8.2)	(0.8)	(10.8)

Total	$490.8	$463.7	$1,458.7	$1,356.7

	Earnings (Loss) from Continuing Operations before Income Taxes
	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Investor Communication Solutions	$28.0	$33.3	$102.3	$76.4
Securities Processing Solutions	24.5	32.0	73.5	105.4
Other	(5.0)	(8.6)	(18.4)	(17.5)
Foreign currency exchange	0.9	(2.2)	2.0	(2.0)

Total	$48.4	$54.5	$159.4	$162.3

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Earnings per Share and EBIT From Continuing Operations FY10 Guidance

(Unaudited)

Earnings Per Share From Continuing Operations Non-GAAP to GAAP Reconciliation	Low	High
Diluted EPS Before One-Time Items (Non-GAAP)	$1.52	$1.58

Foreign Tax Credit - Tax Restructuring	0.06	0.06

Diluted EPS (GAAP)	$1.58	$1.64

EBIT From Continuing Operations Non-GAAP to Earnings From Continuing Operations Before Income Taxes GAAP Reconciliation	Low	High
EBIT From Continuing Operations (Non-GAAP)	$348	$361
Margin % (Non-GAAP)	15.8%	16.2%
Interest on Borrowings	(11)	(11)

	0.5%	0.5%

Earnings From Continuing Operations Before Income Taxes (GAAP)	$337	$350

Margin % (GAAP)	15.3%	15.7%

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow Guidance

(In millions)

(Unaudited)

	FY10 Range
	Low	High
Earnings (GAAP)	$220	$228
Depreciation and amortization	60	58
Stock-based compensation expense	30	28
Other	(15)	(10)

Subtotal	295	304

Working capital changes	(5)	8
Long-term assets & liabilities changes	—	3

Net cash flow provided by operating activities	290	315

Cash Flows From Investing Activities
Capital expenditures & intangibles	(55)	(45)

Free cash flow (non-GAAP)	$235	$270